EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
March 21, 2016

Centrus Energy Corp. Reports Financial Results
for the Fourth Quarter and Full Year 2015

BETHESDA, Md. - Centrus Energy Corp. (NYSE MKT: LEU) today reported results for the fourth quarter 2015 and the full year ended December 31, 2015.

2015 Summary

•	Gross profit of $69 million, compared to losses in 2014 and 2013

•	Net loss of $187.4 million following non-cash charge of $137.2 million for the impairment of excess reorganization value

•	Positive cash flow from operations increases year-end cash balance to $234 million

•	New CEO and executive leadership team focused on expanding LEU business and growing business lines

•	Successfully renegotiated Russian Supply Agreement to provide greater contract flexibilities in order to address current and mid-term market conditions

•	Contracted with global primary producers and secondary suppliers for additional SWU supply agreements

•	Successfully completed demonstration of American Centrifuge demonstration cascade

“Our results for 2015 reflect our efforts to transform Centrus into the world’s most diversified nuclear fuel supplier,” said Daniel B. Poneman, Centrus president and chief executive officer. “During the year we laid the groundwork for our future growth by amending our largest supply contract under mutually beneficial terms, while extending it through at least 2026. We also signed several new sales contracts to start rebuilding our order book.”

Poneman continued, “We are pleased to have delivered approximately 40 percent of our annual revenue in the fourth quarter as we projected, to have met our expectations for revenue for the LEU segment of the business, and to have ended the year with our cash balance above our prior guidance. While our overall revenue for 2015 was lower than anticipated due to a delay in establishing a contract for our ongoing work in Tennessee, we are working to complete that effort shortly. For 2016, our team remains focused on expanding and diversifying our supply base to provide additional value to our customers, leveraging our technical expertise and industry relationships to pursue new sales opportunities, and positioning Centrus for long-term growth.”

Financial Results

References to the financial results for the full year 2014 include the financial results of our predecessor company for the nine months ended September 30, 2014. Refer to Non-GAAP Financial Measures below for additional details.

($ millions)	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014 (Non-GAAP)
Revenue:
Separative work units	$135.3	$101.0	$289.9	$448.5
Uranium	22.3	0.8	65.5	0.8
Contract services	0.3	21.8	62.8	64.8
Total Revenue	157.9	123.6	418.2	514.1
Cost of Sales:
Separative work units and uranium	75.2	119.6	285.3	489.0
Contract services	0.6	22.5	64.0	66.4
Total Cost of Sales	75.8	142.1	349.3	555.4
Gross profit (loss)	82.1	(18.5)	68.9	(41.3)
Advanced technology costs	25.3	4.7	33.0	61.3
Selling, general and administrative	10.5	10.2	42.6	42.4
Amortization of intangible assets	6.3	4.3	13.4	4.3
Impairment of excess reorganization value	137.2	—	137.2	—
Special charges for workforce reductions	(0.1)	2.1	13.2	4.2
Other (income)	(0.3)	(1.3)	(2.1)	(40.7)
Operating (loss)	(96.8)	(38.5)	(168.4)	(112.8)
Interest expense	5.0	4.9	19.6	18.9
Interest (income)	—	(0.2)	(0.3)	(0.7)
Reorganization items, net	—	1.5	—	(425.4)
Income (loss) before income taxes	(101.8)	(44.7)	(187.7)	294.4
Provision (benefit) for income taxes	—	(2.4)	(0.3)	(3.4)
Net income (loss)	$(101.8)	$(42.3)	$(187.4)	$297.8

Centrus reported a net loss of $101.8 million, or $11.19 per share, in the fourth quarter of 2015, compared to a net loss of $42.3 million, or $4.70 per share, in the fourth quarter of 2014. For the full year, the Company reported a net loss of $187.4 million, or $20.82 per share, compared to net income of $297.8 million in 2014. The results in 2015 include the impairment of excess reorganization value in the fourth quarter of $137.2 million. The results for the full year 2014 include $425.4 million of net reorganization gains.

Revenue for the fourth quarter of 2015 was $157.9 million, an increase of 28 percent, compared to $123.6 million in the fourth quarter of 2014. Revenue for 2015 was $418.2 million, a decrease of 19 percent, compared to the prior year, and reflects the anticipated reduction in the volume of separative work unit (SWU) sales and the expiration of our technology services contract as of September 30, 2015.

The volume of SWU sales declined 41 percent in 2015 reflecting the expected decline in SWU deliveries following the cessation of enrichment at the Paducah Gaseous Diffusion Plant (GDP) at the end of May 2013, reduced purchases of Russian SWU for sale, and the variability in timing of utility customer orders. The average price billed to customers for sales of SWU in 2015 increased 3 percent, reflecting the particular contracts under which SWU were sold during the year.

Cost of sales per SWU, excluding direct charges described below, declined 12 percent in the fourth quarter and 1 percent for the full year compared to the prior periods. Under our monthly moving average cost method, changes in purchase costs have an effect on inventory costs and cost of sales over current and future periods. The Company’s purchases of SWU since its emergence from Chapter 11 bankruptcy on September 30, 2014, have had the effect of reducing its average SWU inventory cost, but the effect for the full year 2015 has been largely offset by the increase to book value of SWU inventories recorded as of September 30, 2014, as part of the application of fresh start accounting.

Direct charges to cost of sales include retiree benefit costs for former production workers and inventory management costs. The Company recognizes changes in retiree benefit plan assets and obligations immediately in the income statement rather than over time. In 2015, the Company realized net actuarial gains as a result of increases in interest rates and other factors, resulting in gains of $48.8 million in the fourth quarter of 2015 and $27.2 million in the full year 2015. This compares to net actuarial losses of $10.1 million in the related prior periods. Direct charges in 2014 also included costs related to the Company’s wind-down of the Paducah GDP.

Cost of sales for SWU and uranium and direct charges (credits) are detailed in the following table:

($ millions)	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014 (Non-GAAP)
Cost of sales for the LEU segment:
SWU and uranium	$121.1	$102.0	$298.7	$404.7
Direct charges (credits), net	(45.9)	17.6	(13.4)	84.3
Total	$75.2	$119.6	$285.3	$489.0

The Company’s gross profit margin was 16.5 percent for the full year 2015 compared to a loss of 8 percent in 2014. The gross profit for the LEU segment increased $110 million from 2014 due to the decline in direct charges and the increase in the average SWU price billed to customers, partially offset by lower SWU sales volumes. The gross profit in the fourth quarter and full year 2015 also included collecting a contract termination fee of $18.5 million. The Company’s gross loss from the contract services segment declined by $0.4 million in 2015 compared to 2014.

Advanced technology costs increased $20.6 million in the fourth quarter and decreased $28.3 million for the full year, compared to the corresponding periods in 2014. The decline for the full year reflects the Company’s cost share for development work performed in the prior period under the Cooperative Agreement with the U.S. Department of Energy (DOE), which expired in accordance with its terms on April 30, 2014. Centrus performed work under the American Centrifuge Technology Demonstration and Operations (ACTDO) Agreement as a contractor to UT-Battelle, the operator of Oak Ridge National Laboratory (ORNL) for DOE, from May 1, 2014 to September 30, 2015. American Centrifuge costs incurred by the Company that are outside of the ACTDO Agreement are included in advanced technology costs, including certain demobilization and maintenance costs. Such costs totaled $18.5 million in 2015 and $17.0 million in 2014. Although the ACTDO Agreement expired September 30, 2015, Centrus continued to perform work at the expected reduced scope in the fourth quarter of 2015 as the parties worked toward a successor agreement. Costs for such work totaled $7.7 million and are included in advanced technology costs. Advanced technology costs in 2015 included $6.8 million for an increase to the liability for the decontamination and decommissioning of the Piketon facility based on updated cost projections.

Selling, general and administrative (SG&A) expenses were $10.5 million for the fourth quarter 2015, a 3 percent increase compared to the same period in 2014. For the full year SG&A expenses increased less than 1 percent to $42.6 million compared to $42.4 million in 2014, due to increased benefits and overhead allocated to SG&A due to the Company’s cost structure-design post-emergence, as well as increased information technology, corporate and consulting costs, offset by reduced personnel costs and incentive compensation.

Impairment of Excess Reorganization Value

On September 30, 2014, the Company adopted fresh start accounting after emergence from Chapter 11 bankruptcy. The Company’s reorganization value was allocated to the fair value of the Company’s assets and liabilities, and the excess reorganization value of $137.2 million was recognized separately as an asset on the balance sheet. We evaluate our intangible assets, including excess reorganization value, to determine whether the carrying value is impaired, i.e., exceeds the current fair value. In the fourth quarter of 2015, we determined there were indications of impairment of the excess reorganization value based on declines in the market values of the Company’s debt and equity. When allocating the Company’s current market value to its assets and liabilities, there was no unidentified excess. The carrying value of the excess reorganization value was determined to be fully impaired as of October 1, 2015. A non-cash impairment charge of $137.2 million was recognized in the fourth quarter of 2015 eliminating the excess reorganization value.

Cash Flow

At December 31, 2015, Centrus had a cash balance of $234.0 million, compared to $218.8 million at December 31, 2014. The Company also had accounts payable under SWU purchase agreements of $85.4 million. Net cash flow provided by operating activities for the full year was $8.5 million. In 2014, net cash flow used in operating activities was $110.1 million on a combined basis.

2016 Outlook

We anticipate SWU and uranium revenue in 2016 in a range of $250 million to $275 million and total revenue in a range of $275 million to $300 million. We expect to end 2016 with a cash and cash equivalents balance in a range of $200 million to $250 million.

Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause differences between our guidance and our ultimate results. Among the factors that could affect our results are:

•	Additional short-term sales;

•	Timing of customer orders, related deliveries, and purchases of LEU or components;

•	The outcome of legal proceedings and other contingencies;

•	Execution and funding of a new agreement with UT-Battelle, the operator of ORNL, for the continuation of American Centrifuge development and testing activities in Oak Ridge; and

•	Additional costs for American Centrifuge demobilization or related to the overall transition of Centrus.

Conference Call

As previously announced, Centrus Energy’s investor conference call to discuss the fourth quarter and full year 2015 results is scheduled for March 22, 2016, at 8:30 a.m. EDT. A live webcast of the conference call can be accessed through the Investor Relations section of the Company’s website at www.centrusenergy.com, and a recording of the call will be available on the site through April 5, 2016.

Non-GAAP Financial Measures

Upon emergence from Chapter 11 bankruptcy, Centrus adopted fresh start accounting which resulted in Centrus becoming a new entity for financial reporting purposes. References to “Successor” relate to the financial position of the reorganized Centrus as of and subsequent to September 30, 2014 and results of operations subsequent to September 30, 2014. References to “Predecessor” relate to the Company prior to September 30, 2014. As a result of the application of fresh start accounting and the effects of the implementation of the Plan of Reorganization, the consolidated financial statements on or after September 30, 2014 are not comparable to consolidated financial statements prior to that date. In addition to the presentation in the consolidated financial statements of the Company’s results of operations and cash flows for the three months ended December 31, 2014 and the nine months ended September 30, 2014, management believes it is useful to present certain combined results for the full year 2014 as supplementary information. In such cases, the combined results for 2014 provide for a more useful, normalized comparison to the results for 2015. This combined presentation is a non-GAAP summation of the Predecessor’s pre-reorganization results of operations for the period from January 1, 2014 through September 30, 2014 and the Successor’s results of operations for the period from October 1, 2014 through December 31, 2014. Management believes that the combined presentation provides additional information that enables meaningful comparison of the Company’s financial performance during uniform periods.

The non-GAAP combined results for 2014 are presented in addition to the GAAP results for the three months ended December 31, 2014 and the nine months ended September 30, 2014:

($ millions)	Successor	Predecessor
	Three Months Ended December 31, 2014	Nine Months Ended September 30, 2014	Combined 2014
Revenue:
Separative work units	$101.0	$347.5	$448.5
Uranium	0.8	—	0.8
Contract services	21.8	43.0	64.8
Total Revenue	123.6	390.5	514.1
Cost of Sales:
Separative work units and uranium	119.6	369.4	489.0
Contract services	22.5	43.9	66.4
Total Cost of Sales	142.1	413.3	555.4
Gross profit (loss)	(18.5)	(22.8)	(41.3)
Advanced technology costs	4.7	56.6	61.3
Selling, general and administrative	10.2	32.2	42.4
Amortization of intangible assets	4.3	—	4.3
Special charges for workforce reductions	2.1	2.1	4.2
Other (income)	(1.3)	(39.4)	(40.7)
Operating (loss)	(38.5)	(74.3)	(112.8)
Interest expense	4.9	14.0	18.9
Interest (income)	(0.2)	(0.5)	(0.7)
Reorganization items, net	1.5	(426.9)	(425.4)
Income (loss) before income taxes	(44.7)	339.1	294.4
Provision (benefit) for income taxes	(2.4)	(1.0)	(3.4)
Net income (loss)	$(42.3)	$340.1	$297.8

($ millions)	Successor	Predecessor
	Three Months Ended December 31, 2014	Nine Months Ended September 30, 2014	Combined 2014
Net Cash Provided by (Used in) Operating Activities	$110.2	$(220.3)	$(110.1)
Net Cash Provided by Investing Activities	3.2	12.3	15.5
Net Cash (Used in) Financing Activities	—	(0.8)	(0.8)
Net Increase (Decrease) in Cash and Cash Equivalents	$113.4	$(208.8)	$(95.4)

About Centrus Energy Corp.

Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for commercial nuclear power plants in the United States and around the world. Our mission is to provide reliable and competitive fuel goods and services to meet the needs of our customers, consistent with the highest levels of integrity, safety, and security.
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Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, risks and uncertainties related to the adoption of fresh start accounting; risks related to our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks related to the limited trading markets in our securities and risks relating to our ability to maintain the listing of our common stock on the NYSE MKT LLC; the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”); uncertainty regarding our ability to commercially deploy competitive gas centrifuge enrichment technology; our dependence on deliveries of LEU from Russia under a commercial supply agreement (the “Russian Supply Agreement”) with the Russian government entity Joint Stock Company “TENEX” (“TENEX”) and other sources of supply; risks related to our ability to sell the LEU we procure under our purchase obligations under our supply agreements including the Russian Supply Agreement; risks and uncertainties regarding funding for the American Centrifuge project and our ability to enter into a new agreement with UT-Battelle, LLC, the management and operating contractor for Oak Ridge National Laboratory for continued research, development and demonstration of the American Centrifuge technology; uncertainty regarding the potential for the DOE to seek to terminate or exercise its remedies under the June 2002 DOE-USEC Agreement; risks relating to our dependence on intercompany support from Enrichment Corp; risks relating to our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and lack of production capability; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; the impact of government regulation by the U.S. Department of Energy and the U.S. Nuclear Regulatory Commission; the potential for further demobilization or termination of the American Centrifuge project; changes in the nuclear energy industry; the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, which are available on our website at  www.centrusenergy.com. We do not undertake to update our forward-looking statements except as required by law.

Contact:
Investors: Don Hatcher (301) 564-3460
Media: Jeremy Derryberry (301) 564-3392

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Successor		Predecessor
	Year Ended December 31, 2015	Three Months Ended December 31, 2014	Nine Months Ended September 30, 2014
Revenue:
Separative work units	$289.9	$101.0	$347.5
Uranium	65.5	0.8	—
Contract services	62.8	21.8	43.0
Total Revenue	418.2	123.6	390.5
Cost of Sales:
Separative work units and uranium	285.3	119.6	369.4
Contract services	64.0	22.5	43.9
Total Cost of Sales	349.3	142.1	413.3
Gross profit (loss)	68.9	(18.5)	(22.8)
Advanced technology costs	33.0	4.7	56.6
Selling, general and administrative	42.6	10.2	32.2
Amortization of intangible assets	13.4	4.3	—
Impairment of excess reorganization value	137.2	—	—
Special charges for workforce reductions	13.2	2.1	2.1
Other (income)	(2.1)	(1.3)	(39.4)
Operating (loss)	(168.4)	(38.5)	(74.3)
Interest expense	19.6	4.9	14.0
Interest (income)	(0.3)	(0.2)	(0.5)
Reorganization items, net	—	1.5	(426.9)
Income (loss) before income taxes	(187.7)	(44.7)	339.1
Provision (benefit) for income taxes	(0.3)	(2.4)	(1.0)
Net income (loss)	$(187.4)	$(42.3)	$340.1

Net income (loss) per share - basic	$(20.82)	$(4.70)	$69.41
Net income (loss) per share - diluted	$(20.82)	$(4.70)	$45.93
Weighted-average number of shares outstanding:
Basic	9.0	9.0	4.9
Diluted	9.0	9.0	7.6

CENTRUS ENERGY CORP.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	December 31,
	2015	2014
ASSETS
Current Assets
Cash and cash equivalents	$234.0	$218.8
Accounts receivable, net	26.5	58.9
Inventories	319.2	462.2
Deferred costs associated with deferred revenue	63.1	82.9
Other current assets	15.2	19.6
Total current assets	658.0	842.4
Property, plant and equipment, net	3.5	3.5
Deposits for surety bonds	29.8	34.8
Intangible assets, net	105.8	119.2
Excess reorganization value	—	137.2
Other long-term assets	23.6	20.6
Total Assets	$820.7	$1,157.7

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$44.8	$50.5
Payables under SWU purchase agreements	85.4	140.1
Inventories owed to customers and suppliers	106.8	158.9
Deferred revenue	83.9	100.9
Decontamination and decommissioning obligations	29.4	—
Total current liabilities	350.3	450.4
Long-term debt	247.6	240.4
Postretirement health and life benefit obligations	184.3	211.4
Pension benefit liabilities	172.3	179.3
Decontamination and decommissioning obligations	—	22.6
Other long-term liabilities	31.9	32.0
Total Liabilities	986.4	1,136.1
Stockholders’ Equity (Deficit)
Preferred stock, par value $1.00 per share, 20,000,000 shares authorized, none issued	—	—
Common stock, par value $0.10 per share, 100,000,000 shares authorized, 9,000,000 shares issued and outstanding	0.9	0.9
Excess of capital over par value	59.0	58.6
Retained earnings (deficit)	(229.7)	(42.3)
Accumulated other comprehensive income (loss), net of tax	4.1	4.4
Total stockholders’ equity (deficit)	(165.7)	21.6
Total Liabilities and Stockholders’ Equity (Deficit)	$820.7	$1,157.7

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Successor		Predecessor
	Year Ended December 31, 2015	Three Months Ended December 31, 2014	Nine Months Ended September 30, 2014
Cash Flows from Operating Activities
Net income (loss)	$(187.4)	$(42.3)	$340.1
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	13.8	4.5	4.2
Impairment of excess reorganization value	137.2	—	—
Immediate recognition of net actuarial (gains) losses	(29.6)	10.4	—
PIK interest on paid-in-kind toggle notes	5.4	—	—
Gain on sales of assets	(2.1)	(1.3)	(5.7)
Non-cash reorganization items	—	—	(449.2)
Changes in operating assets and liabilities:
Accounts receivable – decrease	29.3	31.0	79.0
Inventories, net – decrease	90.9	23.0	177.0
Payables under SWU purchase agreements – increase (decrease)	(54.7)	92.8	(293.4)
Deferred revenue, net of deferred costs – increase (decrease)	2.6	17.3	(9.7)
Accounts payable and other liabilities – (decrease)	(1.8)	(26.5)	(58.9)
Other, net	4.9	1.3	(3.7)
Net Cash Provided By (Used in) Operating Activities	8.5	110.2	(220.3)

Cash Flows Provided by Investing Activities
Deposits for surety bonds - net decrease	5.0	1.1	3.9
Proceeds from sales of assets	2.0	2.1	8.4
Capital expenditures	(0.3)	—	—
Net Cash Provided by Investing Activities	6.7	3.2	12.3

Cash Flows (Used in) Financing Activities
Payments for deferred financing costs	—	—	(0.7)
Common stock purchased	—	—	(0.1)
Net Cash (Used in) Financing Activities	—	—	(0.8)

Net Increase (Decrease)	15.2	113.4	(208.8)
Cash and Cash Equivalents at Beginning of Period	218.8	105.4	314.2
Cash and Cash Equivalents at End of Period	$234.0	$218.8	$105.4

Supplemental cash flow information:
Interest paid	$12.2	$—	$15.9
Income taxes paid, net of refunds	0.3	—	—
Non-cash activities:
Conversion of interest payable-in-kind to long-term debt	$1.8	$—	$—